Exhibit 99.1


            Delta Announces Start of Revenue from Indramayu Facility


SELLERSVILLE, PA - February 23, 2006 - Delta Mutual, Inc. (DLTM.OB), specializing in energy recovery and construction services through environmentally-friendly technologies and products, today announced the start of revenue from operations at the Company's first permanent oil sludge processing facility in Indonesia through its Delta-Envirotech subsidiary's local joint venture, PT. Tryhuda-Envirotech.

The initial unit is processing oil sludge under a contract with Pertamina, the State-owned oil company in Indonesia (www.pertamina.com). The oil recovered from the processed sludge is being returned to the refinery. For the last 15 days of December, 2005, an average of 14 tons of sludge a day were processed. Operations continued to scale up in January. The contracted sludge processing for this order is expected to generate approximately $300,000 of revenue to the joint venture.

Peter Russo, President and CEO, commented, "Through this agreement with Pertamina, oil sludge, a by-product of refineries and present in oil storage tanks, can now be processed on an ongoing basis. Tryhuda-Envirotech, our joint venture, has received all environmental approvals necessary to operate the permanent installation. This new facility, which commenced production on December 15, 2005, can process up to 200 metric tons of oil sludge per day, depending on the density of the sludge. The contract covers the payment of $100 per ton for the processing of approximately 3,000 metric tons of sludge from designated sludge pools with a completion date of not later than April 21, 2006. We fully expect that this will be the first in a series of additional contracts. Delta will monitor and evaluate the unit's performance over the next several months to consider expansion of activities."

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About Delta Mutual
Delta Mutual, Inc. (www.deltamutual.com) specializes in energy recovery and construction services through environmentally-friendly technologies and products currently operating through joint ventures in the Middle East, Far East and Puerto Rico. Delta employs technologies that efficiently recover energy sources from soil, water and other waste streams while simultaneously improving existing environmental conditions. The Company also employs an energy efficient building material system for construction projects that are initially taking place in Puerto Rico. Delta can now provide its patent pending Delta Wall, a cost-effective and energy-efficient building system.

If you would like to be added to the Company's e-mail list for press releases and updates, please send your e-mail address to dltm@focuspartners.com.

Forward Looking Statement
This Press Release contains forward-looking statements that involve risks and uncertainties, which may include statements about business strategy and development plans, plans for entering into new business, anticipated sources of funds, including the proceeds from future operations and plans, objectives, expectations and intentions contained in this Press Release that are not historical facts including "We fully expect that this will be the first in a series of additional contracts." Risk factors associated with these forward-looking statements include: Raising the necessary capital to finance the facility, government approvals, the market for crude oil, processing efficiency, doing business in Indonesia and other risk factors as outlined in the Company's SEC filings. Because these forward-looking statements involve risks and uncertainties, actual results could differ materially from those discussed in this Press Release. These risks are outlined in our SEC filings.

Contact:
Delta Mutual, Inc.             Investor & Public Relations
Peter F. Russo                 Harvey Goralnick/Alison Hart
President & CEO                212-752-9445
215-258-2800                   DLTM@focuspartners.com